Exhibit 10.1

AMENDMENT TO THE

CITI TRENDS, INC.

2012 INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Citi Trends, Inc. 2012 Incentive Plan (the “Plan”), is effective as of February 7, 2017.

The Compensation Committee of the Board of Directors of Citi Trends, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to amend the Plan to provide that the Company may satisfy any tax withholding requirements relating to awards granted under the Plan by withholding from such awards shares of common stock having a fair market value equal to the maximum individual statutory rate.

1.The Plan is hereby amended by deleting Section 17.2 in its entirety and replacing it with the following:

“17.2. WITHHOLDING.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.”

2.Except as expressly amended hereby, the terms of the Plan shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative.

CITI TRENDS, INC.

By: /s/ Bruce D. Smith

Its:Chief Operating Officer and Chief Financial Officer